Exhibit 99.1

Press Release
2200 West Parkway Boulevard Salt Lake City, Utah 84119-2331 www.franklincovey.com

FRANKLIN COVEY REPORTS 2016 SECOND QUARTER FINANCIAL RESULTS

Second Quarter Adjusted EBITDA Increases 29% Over Prior Year Excluding Foreign Exchange
Company Introduces “All Access Pass” Intellectual Property Licenses
Company Reaffirms Annual Adjusted EBITDA Guidance for Fiscal 2016
Ms. Anne H. Chow Appointed to Board of Directors

Salt Lake City, Utah – Franklin Covey Co. (NYSE: FC), a global performance improvement company that creates and distributes world-class content, training, processes, and tools that organizations and individuals use to transform their results, today announced financial results for its fiscal 2016 second quarter ended February 27, 2016.

Fiscal 2016 Second Quarter Financial Results

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Revenue:  Consolidated revenue for the second quarter was $45.3 million compared with $46.3 million in the second quarter of fiscal 2015.  The decrease from the prior year was primarily due to the combined impact of two factors: (1) the non-repeat during the quarter of $1.7 million in revenue ($0.8 million of Adjusted EBITDA) from a federal government agency contract which, due to administrative changes at the agency, has not yet been open for renewal in fiscal 2016; and (2) a $0.5 million reduction in revenue due to the year-over-year impact of changes in foreign exchange rates compared with the second quarter of last year.  Partially offsetting these decreases were a 29% increase in Education practice sales and a 14% increase in Sales Performance practice revenues.  In addition, $1.1 million of the $2.9 million of All Access Pass sales were deferred and will be recognized in future quarters.

▪
Launch of the All Access Pass:  During late January 2016 the Company introduced the All Access Pass (AAP) intellectual property license.  The AAP allows the Company’s clients to obtain a license to access and use a broad range of the Company’s intellectual property in their training and personnel development programs for a specified period—typically one year.  Clients may use complete training curriculums or individual concepts from the Company’s available content to create custom training solutions to fit their needs.  After testing the concept on a very limited basis in the first quarter and early second quarter, the Company introduced the AAP program in all of its U.S./Canada sales offices in late January.  During the second quarter the Company sold $2.9 million of All Access Passes, which exceeded internal expectations.  However, based on applicable accounting standards, $1.1 million of these sales were deferred and will be recognized over the remaining contractual periods.  The Company is very encouraged by the acceptance of the AAP among existing and new clients and its potential for accelerating sales growth in future periods.

▪
Gross profit:  Second quarter gross profit was $29.9 million compared with $30.0 million in the second quarter of fiscal 2015.  The Company’s gross margin for the quarter ended February 27, 2016 improved to 65.9% of sales compared with 64.8% in the second quarter of the prior year.  The improvement in gross margin was primarily due to a change in the mix of sales which resulted in increased intellectual property sales, including the launch of the All Access Pass, and increased facilitator sales.

▪
Adjusted EBITDA:  Adjusted EBITDA for the second quarter increased 15% to $4.4 million compared with $3.8 million in the second quarter of fiscal 2015.  Excluding $0.6 million of adverse impact from foreign exchange rates during the quarter, Adjusted EBITDA increased 29% compared with the second quarter of the prior year.

▪
Operating Income (Loss):  The Company reported a loss from operations of $0.3 million compared with $1.2 million of income in the second quarter of fiscal 2015.  Operating income was reduced by a $1.2 million charge in the second quarter of fiscal 2016 to increase the estimated earn out liability from the acquisition of NinetyFive 5, LLC as Sales Performance practice EBITDA continues to improve and increases the probability of a second earn out payment, and a $0.4 million charge to restructure the Company’s Australian operations.  Excluding these accounting charges and $0.6 million of adverse foreign exchange impact, the Company’s income from operations improved 63% over the prior year.

▪
Net Income (Loss):  The Company reported a second quarter fiscal 2016 net loss of $0.4 million compared with net income totaling $0.4 million in the second quarter of fiscal 2015, reflecting the above-noted factors.  Excluding the accounting charges described above and the adverse impact of foreign exchange, the Company’s net income improved significantly compared with the prior year.

▪	Earnings Per Share: The Company reported a loss per share for the quarter ended February 27, 2016 of $(.03) compared with diluted EPS of $.02 per share in the second quarter of fiscal 2015.
▪
Cash Flow and Balance Sheet Highlights:  The Company’s cash flows, liquidity, and balance sheet continue to remain strong.  Cash provided by operating activities through February 27, 2016 increased $4.6 million, or 38%, to $16.8 million compared with $12.2 million in the first half of the prior year.  After completion of its previously announced tender offer, in which the Company acquired 1,971,832 shares of its common stock for $35.3 million, the Company had $5.3 million of cash and $10.1 million outstanding on its long-term revolving credit facility.  As a result of strong ongoing cash flows, the Company was able to complete the tender offer utilizing less of its credit facility than previously anticipated.

▪
Adjusted EBITDA Outlook:  The Company affirms its previously-announced annual guidance range for Adjusted EBITDA of $34 million to $36 million, excluding the impact of changes in foreign exchange during the year.

Bob Whitman, Chairman and Chief Executive Officer, commented, “We were very pleased by our fiscal second quarter results.  Adjusted EBITDA grew 29% in the quarter, excluding $0.6 million of adverse foreign exchange impact.”

Whitman added, “We introduced the All Access Pass in late January 2016 and are encouraged by the initial response of clients, which has exceeded our expectations.  The AAP gives our clients access to our intellectual property over a contracted period combined with other digital learning aids that are designed to help our clients successfully utilize and implement the content throughout their organization.  We expect sales of the All Access Pass to grow rapidly, benefitting the period the pass is sold, and because a meaningful portion of the revenue and corresponding EBITDA is deferred into future periods, All Access Pass sales should also contribute to sustained and accelerating future growth.”

Mr. Whitman concluded, “Our strong pipeline growth during the second quarter further establishes a strong foundation for the balance of the year and increases our confidence that we will meet the Adjusted EBITDA guidance range we have previously provided for the year.”

Fiscal 2016 Year-To-Date Financial Results

Consolidated revenue for the first two quarters of fiscal 2016 was $90.5 million compared with $94.2 million in the first half of fiscal 2015.  The decrease from the prior year was primarily due to the combined impact of two previously noted factors: (1) the non-repeat during the first half of fiscal 2016 of $4.4 million in revenue ($2.9 million of Adjusted EBITDA) from a federal government agency contract which has not yet been open for renewal in fiscal 2016; and (2) a $1.5 million reduction in revenue due to the year-over-year impact of changes in foreign exchange rates.  Partially offsetting these decreases, was a 32%, or $3.6 million, increase in Education practice revenues.  Consolidated gross profit was $59.9 million compared with $61.2 million in the first half of the prior year.  Gross margin for the first two quarters increased to 66.2% compared with 65.0% in the prior year on the strength of increased intellectual property license sales and increased facilitator sales.

Adjusted EBITDA for the two quarters ended February 27, 2016 totaled $8.9 million compared with $9.7 million in the first half of fiscal 2015.  Excluding $1.2 million of adverse foreign exchange impact in fiscal 2016, Adjusted EBITDA increased 4% compared with the prior year.  Operating income for the first two quarters of fiscal 2016 was reduced by a $1.4 million charge to increase the NinetyFive 5, LLC acquisition earn out liability, $1.2 million of adverse foreign exchange, and $0.4 million of restructuring costs related to its Australian operations.  Net income was also impacted by these factors and totaled $0.3 million, or $.02 per diluted share, compared with $2.3 million, or $.13 per diluted share, in the first half of fiscal 2015.

Ms. Anne H. Chow Appointed to the Board of Directors

The Company is pleased to announce the appointment of Ms. Anne H. Chow to its Board of Directors.  Ms. Chow is currently the President of Integrator Solutions at AT&T Business.  As President of Integrator Solutions, Anne leads a team of over 6,000 industry professionals around the globe who are responsible for developing, delivering, and managing integrated solutions for AT&T’s largest multinational business customers as a direct channel as well as through strategic alliances.  The global scope of her responsibilities include sales and end-to-end relationship management for both Systems Integrator Solutions and Energy Solutions verticals, multi-billion dollar income statement ownership for these segments as well as for AT&T’s sourcing business, and customer service operations for complex managed services across AT&T Business.  Since 2000, Ms. Chow has held a variety of leadership positions at AT&T, including Senior Vice President – Global Solutions and Sales Operations and Senior Vice President – Premier Client Group.  The Company believes that Ms. Chow’s strong sales and relationship management background as well as her distribution and global leadership experience will be a valuable addition to its Board of Directors.  Ms. Chow is an “independent director” under the listing standards of the New York Stock Exchange.

A long standing, active member of the community, Anne has previously served on the boards of the AT&T Foundation, Hunterdon Healthcare System, New Jersey Chamber of Commerce, Asian and Pacific Islander American Scholarship Fund, and the Joint Center for Political and Economic Studies.  Ms. Chow is currently a member of the Advisory Board for the National Sales Network as well as the Technology Advisory Committee for the Boys and Girls Club of America.  She also serves as Vice Chair of the Board of Directors for the Asian American Justice Center and as a member of the National Board of Directors for the Girl Scouts of the USA.

Ms. Chow holds a Master’s Degree in Business Administration with Distinction from The Johnson School at Cornell University, as well as a Bachelor of Science Degree and Masters of Engineering Degree in Electrical Engineering from Cornell University.  Ms. Chow is also a graduate of the Pre-College Division of the Juilliard School of Music.

Earnings Conference Call

On Thursday, March 31, 2016, at 5:00 p.m. Eastern time (3:00 p.m. Mountain time) Franklin Covey will host a conference call to review its financial results for the fiscal quarter ended February 27, 2016.  Interested persons may participate by dialing 877-771-4371 (International participants may dial 847-585-4405), access code: 42125133.  Alternatively, a webcast will be accessible at the following Web site: http://edge.media-server.com/m/p/qrtknk5h.  A replay will be available from March 31 (7:30 pm ET) through April 7, 2016 by dialing 888-843-7419 (International participants may dial 630-652-3042), access code: 42125133#.  The webcast will remain accessible through April 7, 2016 on the Investor Relations area of the Company’s web site at:  http://investor.franklincovey.com/phoenix.zhtml?c=102601&p=irol-IRHome.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 including those statements related to the Company’s future results and profitability; expected Adjusted EBITDA in fiscal 2016; expected sales of All Access Pass services; other anticipated future sales; and goals relating to the growth of the Company.  Forward-looking statements are based upon management’s current expectations and are subject to various risks and uncertainties including, but not limited to: general economic conditions; the expected number of booked days to be delivered; market acceptance of new products or services and marketing strategies; the ability to achieve sustainable growth in future periods; and other factors identified and discussed in the Company’s most recent Annual Report on Form 10-K and other periodic reports filed with the Securities and Exchange Commission.  Many of these conditions are beyond the Company’s control or influence, any one of which may cause future results to differ materially from the Company’s current expectations, and there can be no assurance that the Company’s actual future performance will meet management’s expectations.  These forward-looking statements are based on management’s current expectations and the Company undertakes no obligation to update or revise these forward-looking statements to reflect events or circumstances subsequent to this press release.

Non-GAAP Financial Information

Refer to the attached table for the reconciliation of a non-GAAP financial measure, “Adjusted EBITDA,” to consolidated net income, the most comparable GAAP financial measure.  The Company defines Adjusted EBITDA as net income or loss from operations excluding the impact of interest expense, income tax expense, amortization, depreciation, share-based compensation expense, and certain other items such as adjustments to the fair value of expected earn out liabilities resulting from the acquisition of businesses.  The Company references this non-GAAP financial measure in its decision making because it provides supplemental information that facilitates consistent internal comparisons to the historical operating performance of prior periods and the Company believes it provides investors with greater transparency to evaluate operational activities and financial results.  The Company does not provide forward-looking GAAP measures or a reconciliation of the forward-looking Adjusted EBITDA to GAAP measures because of its inability to project certain of the costs included in the calculation of Adjusted EBITDA.

About Franklin Covey Co.

Franklin Covey Co. (NYSE:FC) (www.franklincovey.com), is a global provider of training and consulting services in the areas of leadership, productivity, strategy execution, customer loyalty, trust, sales performance, government, education and individual effectiveness.  Over its history, Franklin Covey has worked with 90 percent of the Fortune 100, more than 75 percent of the Fortune 500, and thousands of small and mid-sized businesses, as well as numerous government entities and educational institutions.  Franklin Covey has more than 40 direct and licensee offices providing professional services in over 150 countries.

Investor Contact: Franklin Covey Steve Young 801-817-1776 investor.relations@franklincovey.com	Media Contact: Franklin Covey Debra Lund 801-817-6440 Debra.Lund@franklincovey.com

FRANKLIN COVEY CO.
Condensed Consolidated Income Statements
(in thousands, except per-share amounts, and unaudited)

	Quarter Ended		Two Quarters Ended
	February 27,	February 28,	February 27,	February 28,
	2016	2015	2016	2015

Net sales	$45,269	$46,316	$90,486	$94,190

Cost of sales	15,415	16,301	30,561	32,971
Gross profit	29,854	30,015	59,925	61,219

Selling, general, and administrative	27,936	26,841	54,426	52,540
Restructuring costs	376	-	376	-
Depreciation	894	1,040	1,806	2,004
Amortization	909	953	1,819	1,906
Income (loss) from operations	(261)	1,181	1,498	4,769

Interest expense, net	(469)	(428)	(932)	(856)
Discount on related party receivable	-	-	-	(131)
Income (loss) before income taxes	(730)	753	566	3,782

Income tax benefit (provision)	282	(326)	(224)	(1,527)
Net income (loss)	$(448)	$427	$342	$2,255

Net income (loss) per common share:
Basic	$(0.03)	$0.03	$0.02	$0.13
Diluted	(0.03)	0.02	0.02	0.13

Weighted average common shares:
Basic	15,299	16,908	15,758	16,889
Diluted	15,299	17,086	15,903	17,089

Other data:
Adjusted EBITDA(1)	$4,406	$3,847	$8,880	$9,726

(1) The term Adjusted EBITDA (earnings before interest, income taxes, depreciation, amortization, share-based compensation, and certain other items) is a non-GAAP financial measure that the Company believes is useful to investors in evaluating its results. For a reconciliation of this non-GAAP measure to the most comparable
GAAP equivalent, refer to the Reconciliation of Net Income to Adjusted EBITDA as shown below.

FRANKLIN COVEY CO.
Reconciliation of Net Income to Adjusted EBITDA
(in thousands and unaudited)

	Quarter Ended		Two Quarters Ended
	February 27,	February 28,	February 27,	February 28,
	2016	2015	2016	2015
Reconciliation of net income to Adjusted EBITDA:
Net income (loss)	$(448)	$427	$342	$2,255
Adjustments:
Interest expense, net	469	428	932	856
Discount on related party receivable	-	-	-	131
Income tax provision (benefit)	(282)	326	224	1,527
Amortization	909	953	1,819	1,906
Depreciation	894	1,040	1,806	2,004
Share-based compensation	1,111	608	1,874	1,010
Restructuring costs	376	-	376	-
Increase (reduction) to contingent earnout liability	1,238	-	1,368	(28)
Other expense	139	65	139	65

Adjusted EBITDA	$4,406	$3,847	$8,880	$9,726

Adjusted EBITDA margin	9.7%	8.3%	9.8%	10.3%

FRANKLIN COVEY CO.
Additional Sales and Financial Information
(in thousands and unaudited)

	Quarter Ended		Two Quarters Ended
	February 27,	February 28,	February 27,	February 28,
	2016	2015	2016	2015
Sales Detail by Region/Type:
Direct offices	$24,567	$25,604	$48,228	$51,079
Strategic markets	7,545	9,015	14,730	18,817
Education practice	6,750	5,241	14,754	11,159
International licensees	3,938	4,279	8,622	8,818
Corporate and other	2,469	2,177	4,152	4,317

Total	$45,269	$46,316	$90,486	$94,190

Sales Detail by Category:
Training and consulting services	$42,277	$43,545	$85,471	$89,018
Products	1,873	1,822	2,785	3,136
Leasing	1,119	949	2,230	2,036

	45,269	46,316	90,486	94,190
Cost of Goods Sold by Category:
Training and consulting services	13,797	14,934	27,855	30,355
Products	938	896	1,460	1,533
Leasing	680	471	1,246	1,083
	15,415	16,301	30,561	32,971
Gross Profit	$29,854	$30,015	$59,925	$61,219

FRANKLIN COVEY CO.
Condensed Consolidated Balance Sheets
(in thousands and unaudited)

	February 27,	August 31,
	2016	2015
Assets
Current assets:
Cash	$5,262	$16,234
Accounts receivable, less allowance for
doubtful accounts of $1,534 and $1,333	48,547	65,182
Receivable from related party	1,533	2,425
Inventories	4,033	3,949
Income taxes receivable	1,204	-
Deferred income taxes	2,518	2,479
Prepaid expenses and other current assets	6,449	5,156
Total current assets	69,546	95,425

Property and equipment, net	15,502	15,499
Intangible assets, net	51,634	53,449
Goodwill	19,903	19,903
Long-term receivable from related party	1,146	1,562
Other assets	13,220	14,807
	$170,951	$200,645

Liabilities and Shareholders' Equity
Current liabilities:
Current portion of financing obligation	$1,565	$1,473
Accounts payable	7,953	8,306
Income taxes payable	-	221
Accrued liabilities	22,294	29,634
Total current liabilities	31,812	39,634

Line of credit	10,071	-
Financing obligation, less current portion	23,796	24,605
Other liabilities	5,214	3,802
Deferred income tax liabilities	7,226	7,098
Total liabilities	78,119	75,139

Shareholders' equity:
Common stock	1,353	1,353
Additional paid-in capital	210,034	208,635
Retained earnings	69,954	69,612
Accumulated other comprehensive income	318	192
Treasury stock at cost, 12,828 and 10,909 shares	(188,827)	(154,286)
Total shareholders' equity	92,832	125,506
	$170,951	$200,645